Exhibit 4. (a) 82

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 66

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that was delegeted to us, and all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Addition of Article 72B	1.	After Article 72A, shall come:
	"	72B.	Disconnection of a Service due to Recovery of the Network during a Malfunction
72.1B
The Licensee may disconnect or temporarily limit services that it is obliged to provide, in order to allow a quick recovery of the network at the time of a significant malfunction.

For this matter- "significant malfunction" – a malfunction that causes the disconnection of service to 10% of the subscribers or to at least 100,000 subscribers, the lower of the two.

In this section, "subscriber" – including a subscriber of an MRT licensee in another network and a subscriber of a roaming licensee that use the network.

72.2B
The Licensee shall submit for the Director's approval, a procedure and a detailed engineering process for the recovery of the network in case of a significant malfunction ("the procedure") within  15 days from the date of signature of this amendment.

		72.3B	During a significant malfunction the Licensee shall act in accordance with the procedure that was submitted to the Director or approved by the Director, the later of the two.
72.4B
The procedure should include, inter alia, an initiated disconnection of services to subscribers that were not directly affected by the significant malfunction that shall begin no more than two hours after identification of the significant malfunction; this is in order to reduce the burden and the controlled reinstatement of regular and proper service.

		72.5B	The procedure shall allow, as much as possible, preferability for regular and proper services for the security forces, public emergency services and hospitals, as will be decided by the Director."

(4 September 2012)

     (sgd)
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             Haim Giron                                                                                                                   Eden Bar Tal
             Senior Deputy Engineering& Licensing                                                                 Director General